Exhibit 5.1

Weatherford International plc Alpenstrasse 15 6300 Zug Switzerland

Our Ref	Your Ref	17 June 2014
FBO 661725.4
Dear Sirs
Weatherford International plc, an Irish public company limited by shares
Post-Effective Amendment on Form S-8 (File No. 333-36598)

We have acted on behalf of Weatherford International plc, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”) in connection with the post-effective amendment to the registration statement on Form S-8 (File No. 333-36598) (the “Post-Effective Amendment”) to be filed by the Company, pursuant to the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), with the Securities and Exchange Commission of the United States of America (the “SEC”) with respect to the Company’s ordinary shares (nominal value of US$0.001 per share) (the “Shares”) to be issued and delivered under the Weatherford International, Inc. 1998 Employee Stock Option Plan and the Weatherford International, LLC 401(k) Savings Plan (together, the “Plan”).

1	Scope of appointment and basis of opinion

1.1	We have been requested by the Company to provide this opinion.

1.2	For the purpose of giving this opinion, we have examined:

(a)	the final form of the Post-Effective Amendment to be filed by the Company with the SEC;

(b)	a copy of the memorandum and articles of association of the Company, certified by the secretary of the Company as being true, complete and up-to-date;

(c)
copy minutes of a meeting of the board of directors’ of the Company held on 3 March 2014 and 6 June 2014, certified by the secretary to be a true and complete copy of those board minutes which have not since been amended or rescinded;

(d)
copy written resolutions of the shareholders of the Company dated 6 June 2014, certified by the secretary to be true and complete copies of those shareholders’ resolutions which have not since been amended or rescinded;

(e)	a certificate of the secretary of the Company (the “Certificate”); and

(f)
a facsimile copy of the results of searches made on 16 June 2014 at the Irish Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court of Ireland and at the Judgments’ Office in the Central Office of the High Court of Ireland against the Company (together the “Searches”).

1.3
We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4
We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in the Post-Effective Amendment or the Plan nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5
We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.6
This opinion is to be construed in accordance with, and governed by, the laws of Ireland, and is given solely on the basis that any issues of interpretation or liability arising hereunder may only be brought before the Irish courts, which will have exclusive jurisdiction in respect of such matters.

1.7
This opinion is delivered in connection with the filing of the Post-Effective Amendment with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act for use in connection with the filing of the Post-Effective Amendment and is not to be use, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

1.8	We assume no obligation to update the opinions set forth in this letter.

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2	Assumptions
For the purpose of giving this opinion we have assumed:

(a)	the authenticity and completeness of all documents submitted to us as originals;

(b)
the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or email transmission and the authenticity and completeness of the originals of such documents;

(c)	the genuineness of the signatures and seals on all original and copy documents which we have examined;

(d)
that the proceedings described in the copy minutes of the meeting of the board of directors of the Company referred to above and examined for the purposes of this opinion were conducted in the manner therein described, that the meeting was properly convened and constituted and that the resolutions referred to therein were duly passed and adopted and have not since been amended or rescinded;

(e)	that the written resolutions of the shareholders referred to above were duly passed and adopted and have not since been amended or rescinded;

(f)
that, at the time of the allotment of any Shares: (i) the Company will have a sufficient number of authorised but unissued Shares in its capital (at least equal to the number of Shares to be allotted and issued); (ii) the directors of the Company will have been generally and unconditionally authorised by ordinary resolution of the shareholders, in accordance with section 20 of the Companies (Amendment) Act 1983, as amended (the “1983 Act”), to allot a sufficient number of Shares (at least equal to the number of Shares to be allotted and issued); and (iii) if issued for cash consideration, such Shares will be allotted and issued in accordance with section 23(1) of the 1983 Act or the directors will have been empowered, by special resolution of the shareholders, passed in accordance with section 23 and section 24(1) of the 1983 Act, to allot and issue such Shares as of the said section 23(1) did not apply to such allotment and issue;

(g)	that, at the time of the allotment of any Shares, the Post-Effective Amendment will be effective and continue to be effective;

(h)
that any Shares allotted and issued in accordance with the Post-Effective Amendment will be paid-up in consideration of the receipt by the Company from the party to whom the Shares are to be issued, prior to, or simultaneously with the issue of such Shares, of cash and other consideration at least equal to the nominal value of such Shares and, to the extent that any of the consideration for such Shares is payable otherwise than in cash, that the provisions of sections 29 to 33 of the 1983 Act have been complied with;

(i)
that no Shares will be allotted and issued: (i) for consideration of an undertaking from an person that he or another will do work or perform services for the Company or for any other person; (ii) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment; or (iii) for other consideration which, from time to time, is not considered good or adequate consideration;

(j)
that no Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company (or duly authorised committee thereof) that has been validly and sufficiently proposed and passed in accordance with the articles of association of the Company;

(k)
that the offering or sale (including the marketing) of any Shares will be made, effected and conducted in accordance with and will not violate: (i) the memorandum or articles of association, from time to time, of the Company; (ii) any applicable laws and regulations (including, without limitation, (A) the

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securities laws and regulations of any jurisdiction (including Ireland) or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction (including Ireland) and any prospectus (or analogous disclosure document) prepared in connection therewith; and (B) the competition, anti-trust or merger control laws and regulations of any jurisdiction (including Ireland) or supra-national authority); and (iii) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group;

(l)
that the Company has not given, nor shall it give, directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance, as contemplated by section 60 of the Companies Act 1963, for the purpose of, or in connection with, the purchase or subscription by any person of or for any Shares save as permitted by, or pursuant to an exemption to, the said section 60;

(m)	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Post-Effective Amendment and the accuracy of the Certificate;

(n)
that there are no agreements or arrangements in existence which in any way amend or vary or are inconsistent with the terms of the Post-Effective Amendment or the Plan or in any way bear upon, or are inconsistent with, the contents of this opinion;

(o)
that, in approving the filing by the Company of the Post-Effective Amendment, the directors of the Company have acted in a manner they consider, in good faith, to be in the best interests of the Company for its legitimate business purposes and would be most likely to promote the success of the Company for the benefit of its members as a whole;

(p)
that the information disclosed by the Searches was accurate at the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches carried out since that time;

(q)
that: (i) the Company was, or will be, fully solvent (A) at the time of, and immediately after, the filing of the Post-Effective Amendment and (B) at the date hereof; (ii) the Company would not, as a consequence of doing any act or thing which the Post-Effective Amendment contemplates, permits or requires the Company to do, be insolvent; and (iii) no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over the Company or any part of its undertaking or assets, or to strike the Company off the Register of Companies or to otherwise dissolve or wind up the Company; and

(r)	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purposes of giving this opinion.

3	Opinion
Based upon, and subject to, the foregoing and subject to the qualifications set out in this letter and any matter not disclosed to us, we are of the opinion that, so far as the laws of Ireland are concerned, upon the issuance of Shares in accordance with, and subject to any conditions contained in, the terms of the Plan (including any applicable duly authorised award agreement or other document accompanying the award, issuance or sale of any Shares), subject to receipt by the Company of the full consideration payable in respect thereof, such Shares will be legally issued, fully-paid and non-assessable (which term means that no shareholder shall be obliged to pay or contribute further amounts to the capital of the Company in connection with the issue of such shares).

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4	Qualifications
The opinions set forth in this opinion letter are given subject to the following qualifications:

(a)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(b)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.
Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.
Yours faithfully

MATHESON

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